UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 1, 2008

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Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

103 Foulk Road, Suite 205Q
Wilmington, DE		19803
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (302) 691-6189

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Only August 1, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Lyris, Inc. (the “Company”), approved the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”) under which certain key employees of the Company, including the named executive officers of the Company, are eligible to receive cash bonus payments following each fiscal quarter. The objectives of the Bonus Plan include aligning the eligible participants’ performance with the business goals of the Company, to reward and retain high performing key employees of the Company, and to attract high quality employees to the Company.

Under the Bonus Plan, participants are eligible to receive bonuses during each bonus year based on individual performance and Company performance. With respect to bonuses based on individual performance, all or a portion of a bonus may be based on the participant’s attainment of individual performance objectives, as may be determined by the Committee. Participants are also eligible to receive all or a portion of their bonuses based on the following Company performance criteria: (1) net new monthly rate of revenue; (2) total revenue; and (3) corporate earnings before interest, taxes, depreciation and amortization (the “Company Performance Bonus”). Further, the Committee may select additional criteria for the Company Performance Bonus.

For each bonus plan year, the Committee will establish the percentage to use for each of the criteria that comprise the Company Performance Bonus, such that participants are aware of the relative importance of each criteria in determining any Company Performance Bonuses. To the extent the Company exceeds performance targets, participants are eligible for additional bonus awards.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

10.1 Lyris, Inc. Annual Incentive Bonus Plan, effective July 1, 2008.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYRIS, INC.

By:	/s/ Luis Rivera
Name:	Luis A. Rivera
Title:	Chief Executive Officer

Date: August 4, 2008

LYRIS, INC.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lyris, Inc. Annual Incentive Bonus Plan, effective July 1, 2008.